F.N.B. Corporation Reports Third Quarter 2022 Earnings
Record revenue drives the efficiency ratio (non-GAAP) to 49%

PITTSBURGH, PA – October 18, 2022 – F.N.B. Corporation (NYSE: FNB) reported earnings for the third quarter of 2022 with net income available to common stockholders of $135.5 million, or $0.38 per diluted common share. Comparatively, third quarter of 2021 net income available to common stockholders totaled $109.5 million, or $0.34 per diluted common share, and second quarter of 2022 net income available to common stockholders totaled $107.1 million, or $0.30 per diluted common share.

On an operating basis, the third quarter of 2022 earnings per diluted common share (non-GAAP) was $0.39, excluding $2.1 million (pre-tax) of significant items. On an operating basis, the third quarter of 2021 was $0.34 per share, excluding $0.9 million (pre-tax) of significant items, and the second quarter of 2022 was $0.31 per share, excluding $2.0 million (pre-tax) of significant items.

“F.N.B. Corporation produced outstanding third quarter results that set multiple records for our Company, including revenue of $380 million, operating earnings per share of $0.39 and an efficiency ratio of 49%, as well as a strong ROATCE of 19%,” said F.N.B. Corporation Chairman, President and Chief Executive Officer, Vincent J. Delie, Jr. “Ending loans and deposits grew an annualized 10% and 5%, respectively, compared to the prior quarter, and we maintained a strong deposit mix with 35% non-interest-bearing deposits. Our asset quality continues to perform favorably with a low delinquency rate of 59 basis points and only 4 basis points of net charge-offs. We continue to stay focused on changes to the economic environment and remain confident in our ability to manage through potentially challenging macroeconomic conditions. FNB remains committed to our consistent underwriting, proactive credit risk management, diverse geographic footprint for originations, and strong capital and reserve coverage ratios.”

Third Quarter 2022 Highlights
(All comparisons refer to the third quarter of 2021, except as noted)
•Period-end total loans and leases increased $4.1 billion, or 16.4%, which includes Howard Bancorp, Inc. (Howard) acquired loans of $1.8 billion as of the January 22, 2022 acquisition date. Consumer loans increased $2.3 billion, or 27.5%, and commercial loans and leases increased $1.8 billion, or 10.8%, which were partially offset by the decline in Paycheck Protection Program (PPP) loans. PPP loans totaled $43.7 million at September 30, 2022, compared to $694.3 million at September 30, 2021.
•On a linked-quarter basis, period-end loans and leases increased $735.7 million, or 10.4% annualized, including an increase of $546.8 million in consumer loans and $188.9 million in commercial loans and leases. Average loans and leases increased $1.2 billion, or 17.3% annualized, linked-quarter, with growth of $722.9 million in consumer loans and $463.1 million in commercial loans and leases.
•Total average deposits grew $2.8 billion, or 9.0%, led by increases in average non-interest-bearing deposits of $1.4 billion, or 13.9%, and average interest-bearing demand deposits of $1.0 billion, or 7.3%, partially offset by a decrease in average time deposits of $144.8 million, or 4.7%. Average deposit growth reflected organic growth in new and existing customer relationships and inflows from the January 2022 Howard acquisition. On a linked-quarter basis, period-end deposits increased $413.0 million, or 4.9%, annualized.
•Net interest income increased $64.7 million, or 27.8%, to $297.1 million primarily due to the benefit of growth in earning assets and the impact from the higher interest rate environment.

•On a linked-quarter basis, the net interest margin (FTE) (non-GAAP) increased 43 basis points to 3.19%, as the earning asset yield (non-GAAP) increased 62 basis points while the cost of funds increased 20 basis points. During the third quarter of 2022, the Federal Open Market Committee (FOMC) raised the target federal funds rate by a total of 150 basis points, bringing the year-to-date increases to 300 basis points.
•The annualized net charge-offs to total average loans ratio was 0.04%, compared to 0.03%, with favorable asset quality across the loan portfolio.
•Efficiency ratio (non-GAAP) was a record 49.4%, fueled by record revenue, and a 600 basis point improvement compared to September 30, 2021.
•Common Equity Tier 1 (CET1) regulatory capital ratio was 9.8% (estimated), compared to 9.7% at June 30, 2022, and 9.9% at September 30, 2021. Tangible book value per common share (non-GAAP) decreased $0.08, or 1.0%, to $8.02 compared to June 30, 2022 as the higher earnings level mitigated the AOCI impacts. Accumulated other comprehensive income/loss (AOCI) reduced the tangible book value per common share by $1.08 as of September 30, 2022, primarily due to the impact of higher interest rates on the fair value of available-for-sale (AFS) securities, compared to a $0.72 reduction as of June 30, 2022.

Non-GAAP measures referenced in this release are used by management to measure performance in operating the business that management believes enhances investors' ability to better understand the underlying business performance and trends related to core business activities. Reconciliations of non-GAAP operating measures to the most directly comparable GAAP financial measures are included in the tables at the end of this release. For more information regarding our use of non-GAAP measures, please refer to the discussion herein under the caption, Use of Non-GAAP Financial Measures and Key Performance Indicators.

Quarterly Results Summary	3Q22	2Q22	3Q21
Reported results
Net income available to common stockholders (millions)	$135.5	$107.1	$109.5
Net income per diluted common share	0.38	0.30	0.34
Book value per common share (period-end)	15.11	15.19	15.65
Pre-provision net revenue (millions)	184.5	143.1	137.0
Operating results (non-GAAP)
Operating net income available to common stockholders (millions)	$137.2	$108.7	$110.2
Operating net income per diluted common share	0.39	0.31	0.34
Pre-provision net revenue (millions)	186.6	145.1	138.0
Average diluted common shares outstanding (thousands)	354,654	354,687	322,861
Significant items impacting earnings[1] (millions)
Pre-tax merger-related expenses	$(2.1)	$(2.0)	$(0.9)
After-tax impact of merger-related expenses	(1.7)	(1.6)	(0.7)
Total significant items pre-tax	$(2.1)	$(2.0)	$(0.9)
Total significant items after-tax	$(1.7)	$(1.6)	$(0.7)
Capital measures (non-GAAP)
Tangible common equity to tangible assets (period-end)	7.02%	7.25%	7.24%
Tangible book value per common share (period-end)	$8.02	$8.10	$8.42

Year-to-Date Results Summary	2022	2021
Reported results
Net income available to common stockholders (millions)	$293.6	$300.1
Net income per diluted common share	0.83	0.93
Pre-provision net revenue (millions)	412.6	383.0
Operating results (non-GAAP)
Operating net income available to common stockholders (millions)	$337.9	$302.9
Operating net income per diluted common share	0.96	0.94
Pre-provision net revenue (millions)	449.5	386.6
Average diluted common shares outstanding (thousands)	352,786	323,636
Significant items impacting earnings[1] (millions)
Pre-tax merger-related expenses	$(32.8)	$(0.9)
After-tax impact of merger-related expenses	(25.9)	(0.7)
Pre-tax provision expense related to acquisition	(19.1)	—
After-tax impact of provision expense related to acquisition	(15.1)	—
Pre-tax branch consolidation costs	(4.2)	(2.6)
After-tax impact of branch consolidation costs	(3.3)	(2.1)
Total significant items pre-tax	$(56.1)	$(3.5)
Total significant items after-tax	$(44.3)	$(2.8)
(1) Favorable (unfavorable) impact on earnings.

Third Quarter 2022 Results – Comparison to Prior-Year Quarter
(All comparisons refer to the third quarter of 2021, except as noted)

Net interest income totaled $297.1 million, an increase of $64.7 million, or 27.8%, compared to $232.4 million, as total average earning assets increased $3.0 billion, or 8.9%, including a $3.7 billion increase in average loans and leases from organic origination activity and acquired Howard loans, as well as a $1.1 billion increase in average investment securities. These increases were partially funded by excess cash which decreased by $1.6 billion. In addition to the growth in average earning assets, net interest income benefited from the repricing impact of the higher interest rate environment on earning asset yields, which was partially offset by the higher cost of interest-bearing deposit accounts. Additionally, PPP net interest income declined $26.3 million from the year-ago quarter as the PPP portfolio winds down.

The net interest margin (FTE) (non-GAAP) increased 47 basis points to 3.19%, as the yield on earning assets (non-GAAP) increased 68 basis points to 3.67%, primarily reflecting the higher yields on variable-rate loans and investment securities partially offset by significant reductions in PPP contributions. The total cost of funds increased 22 basis points to 0.50% with a 36 basis point increase in interest-bearing deposit costs, as well as an increase of 118 basis points in long-term debt cost partially due to the August 2022 offering of $350 million aggregate principal amount of 5.150% fixed rate senior notes due in 2025.

Average loans and leases totaled $28.4 billion, an increase of $3.7 billion, or 15.0%, including growth of $2.1 billion in consumer loans and $1.6 billion in commercial loans and leases. The increase in average commercial loans and leases included $1.1 billion, or 11.8%, in commercial real estate balances and $347.2 million, or 5.5%, in commercial and industrial loans, including average PPP loans declining $1.1 billion, driven by a combination of organic loan origination activity and the Howard acquisition. Commercial growth since the year-ago quarter was led by the Cleveland, Pittsburgh and North Carolina markets, as well as the Mid-Atlantic Region primarily from the Howard acquisition. The increase in average consumer loans included a $1.2 billion increase in residential mortgages and a $601.4 million increase in direct home equity installment loans driven by a combination of strong organic loan origination activity and the Howard acquisition. Average PPP loans declined $1.1 billion, or 94.3%, from the year-ago quarter as the portfolio winds down.

Average deposits totaled $33.6 billion with growth in average non-interest-bearing demand deposits of $1.4 billion, or 13.9%, and average interest-bearing demand deposits of $1.0 billion, or 7.3%, partially offset by a decline in time deposits of $144.8 million, or 4.7%. The increase in average deposits reflected organic growth in new and existing customer relationships and inflows from the Howard acquisition. The funding mix improved with non-interest-bearing deposits growing to 35% of total deposits at quarter end, compared to 33% as of September 30, 2021.

Non-interest income totaled $82.5 million, a decrease of $6.4 million, or 7.2%, compared to record levels in the third quarter of 2021. Mortgage banking operations income decreased $3.1 million as secondary market revenue and mortgage held-for-sale pipelines declined from higher levels given the sharp increase in mortgage rates in 2022. Capital markets income totaled $9.6 million, a decrease of $2.9 million, or 23.4%, as the decline in swap fees from elevated levels in the year-ago quarter was partially offset by increased contributions delivered by international banking and syndications. Other non-interest income declined $4.7 million, or 50%, as SBA premium income declined $1.9 million from elevated levels and the year-ago quarter also included a $2.2 million recovery on a previously written-off other asset. Service charges increased $4.2 million, or 13.4%, driven by interchange fees, increases in treasury management services and higher customer activity. There was also an increase to the FHLB dividend rate given the higher interest-rate environment resulting in a $1.4 million, or 75.4%, increase in dividends on non-marketable equity securities.

Non-interest expense totaled $195.1 million, increasing $10.8 million, or 5.9%. On an operating basis (non-GAAP), non-interest expense totaled $193.0 million, an increase of $9.7 million, or 5.3%, compared to the third quarter of 2021. Net occupancy and equipment increased $4.3 million, or 13.9%, primarily from technology-related investments and the acquired Howard expense base. Outside services increased $1.2 million, or 6.6%, with higher volume-related technology and third-party costs, as well as the acquired Howard expense base. The efficiency ratio (non-GAAP) equaled a record 49.4%, compared to 55.4%.

The ratio of non-performing assets and 90 days past due loans to total loans and other real estate owned (OREO) decreased 15 basis points to 0.36%. Total delinquency decreased 13 basis points to 0.59%, compared to 0.72% at September 30, 2021, demonstrating continued positive asset quality performance across the portfolio.

The provision for credit losses was $11.2 million, compared to a net benefit of $1.8 million in the third quarter of 2021, with the increase primarily due to significant loan growth and CECL-related model impacts from a forecasted macroeconomic slowdown and lower prepayment speed assumptions which result in a longer expected loan life. The third quarter of 2022 reflected net charge-offs of $2.8 million, or 0.04% annualized of total average loans, compared to $1.6 million, or 0.03% annualized, in the third quarter of 2021. The ratio of the allowance for credit losses (ACL) to total loans and leases decreased 7 basis points to 1.34% despite the increase in provision for credit losses, directionally consistent with improved credit metrics and reflective of strong loan growth.

The effective tax rate was 20.7%, compared to 19.7% in the third quarter of 2021, with the increase due to higher pre-tax income and state income taxes.

The CET1 regulatory capital ratio was 9.8% (estimated), compared to 9.9% at September 30, 2021. Tangible book value per common share (non-GAAP) was $8.02 at September 30, 2022, a decrease of $0.40, or 4.8%, from $8.42 at September 30, 2021. AOCI reduced the current quarter tangible book value per common share by $1.08, compared to $0.16 at the end of the year-ago quarter, primarily due to the increase in unrealized losses on AFS securities resulting from the higher interest rate environment.

Third Quarter 2022 Results – Comparison to Prior Quarter
(All comparisons refer to the second quarter of 2022, except as noted)

Net interest income totaled $297.1 million, an increase of $43.4 million, or 17.1%, from the prior quarter total of $253.7 million, primarily due to growth in average earning assets and benefits from the higher interest rate environment. The resulting net interest margin (FTE) (non-GAAP) increased 43 basis points to 3.19% driven by the asset sensitive position of the balance sheet in conjunction with the continued FOMC interest rate hikes.

Total average earning assets increased $142.2 million, or 0.4%, to $37.4 billion. The total yield on earning assets (non-GAAP) increased 62 basis points to 3.67%, due to benefits from the asset sensitive positioning of the balance sheet, including higher yields on variable-rate loans, investment securities and interest-bearing deposits with banks. The total cost of funds increased 20 basis points to 0.50% from 0.30%, as the cost of interest-bearing deposits increased 29 basis points to 0.57%, and long-term debt increased 37 basis points primarily due to the August 2022 issuance of $350 million in senior notes.

Average loans and leases totaled $28.4 billion, an increase of $1.2 billion, or 4.4%, as average consumer loans increased $722.9 million, or 7.5%, and average commercial loans and leases increased $463.1 million, or 2.6%, compared to the second quarter of 2022. Consumer loan growth reflected average residential mortgages increasing $402.7 million, or 9.2%, and average direct home equity installment balances increasing $137.8 million, or 5.2%. The consumer loan growth was driven by organic loan origination activity, reflecting customer preferences for adjustable-rate mortgages and the continued success of the Physicians First mortgage program. Average commercial loans and leases included growth of $244.3 million, or 3.8%, in commercial and industrial loans and $211.1 million, or 2.0%, in commercial real estate. The quarterly growth in commercial loans and leases was led by the Cleveland and North Carolina markets.

Average deposits totaled $33.6 billion, decreasing slightly by $69.2 million, or 0.2%, with decreases in interest-bearing demand deposits of $107.4 million, or 0.7%, partially offset by increases in non-interest-bearing deposits of $17.9 million, or 0.2%, and savings balances of $28.1 million, or 0.7%. The loan-to-deposit ratio was 84.9% at September 30, 2022, compared to 83.8% at June 30, 2022. Period-end total deposits increased $413.0 million, or 4.9% annualized.

Non-interest income totaled $82.5 million, a $0.3 million, or 0.4%, increase from the prior quarter. Service charges increased $1.3 million, or 3.6%, due to interchange fees, increases in treasury management services and higher customer activity. Capital markets income was $9.6 million, an increase of $1.1 million, or 12.4%, with solid contributions from syndications, swap fees and international banking. Bank-owned life insurance decreased $1.4 million, or 34.6%, reflecting life insurance claims in the prior quarter, and insurance commissions and fees decreased $0.6 million, or 8.8%, reflecting lower title revenue given slowing mortgage activity. Mortgage banking operations income decreased $1.0 million, or 15.9%, as sold mortgage volume declined $111.2 million, or 34.2%.

Non-interest expense totaled $195.1 million, an increase of $2.3 million, or 1.2%. On an operating basis (non-GAAP), non-interest expense increased $2.2 million, or 1.2%, compared to the prior quarter, excluding merger-related expenses of $2.1 million and $2.0 million in the third and second quarters of 2022, respectively. Salaries and employee benefits increased $2.8 million, or 2.6%, due to declining vacancies and production and performance-related incentives. Marketing decreased $1.4 million, or 30.9%, due to the timing of digital advertising spend and campaigns related to our Physician's First Program in the prior quarter. The efficiency ratio (non-GAAP) equaled 49.4%, compared to 55.2%, reflecting the well-managed operating expense levels and strong revenue growth.

The ratio of non-performing assets and 90 days past due to total loans and OREO remained at a good level, decreasing 3 basis points to 0.36%. Total delinquency also remained at good levels, increasing 1 basis point to 0.59%, compared to 0.58% at June 30, 2022.

The provision for credit losses was $11.2 million, compared to $6.4 million. These provision levels reflected continued strong underlying portfolio credit performance with the increase in the third quarter of 2022 driven by strong loan growth, as well as CECL-related model impacts from a forecasted macroeconomic slowdown and lower prepayment speed assumptions. The third quarter of 2022 reflected net charge-offs of $2.8 million, or 0.04% annualized of total average loans, compared to net recoveries of ($0.4 million), or (0.01)% annualized in the prior quarter. The ratio of the ACL to total loans and leases was 1.34% as of September 30, 2022, compared to 1.35% at June 30, 2022.

The effective tax rate was 20.7%, compared to 20.1% for the second quarter of 2022, with the increase primarily resulting from tax benefits from stock compensation activity in the prior quarter.

The CET1 regulatory capital ratio was 9.8% (estimated), increasing from 9.7% at June 30, 2022, benefitting from the strong retained earnings growth in the quarter. Tangible book value per common share (non-GAAP) was $8.02 at September 30, 2022, a decrease of $0.08 per share from June 30, 2022. AOCI reduced the current quarter-end tangible book value per common share by $1.08 reflecting increased unrealized losses on AFS securities caused by the higher interest rate environment, compared to $0.72 at the end of the prior quarter, which was mitigated by the strong retained earnings growth.

September 30, 2022 Year-To-Date Results – Comparison to Prior Year-To-Date Period

Net interest income totaled $784.9 million, increasing $101.7 million, or 14.9%, as the higher interest rate environment benefited earning asset yields given the asset sensitive positioning of the balance sheet. The net interest margin (FTE) (non-GAAP) increased 14 basis points to 2.86%. The total impact of PPP, purchase accounting accretion and higher cash balances on net interest margin was a decrease of 2 basis points, compared to a benefit of 9 basis points in the prior year. The yield on earning assets (non-GAAP) increased 17 basis points to 3.19% reflecting the higher yields on variable-rate loans, investment securities and excess cash balances, partially offset by significant reductions in PPP contributions. The cost of funds increased 4 basis points to 0.35% due to the cost of interest-bearing deposits increasing 8 basis points to 0.33%, and long-term debt increasing 111 basis points primarily from the August 2022 offering of $350 million in senior notes, which was partially offset by strong growth in non-interest-bearing deposits.

Average loans totaled $27.3 billion, an increase of $2.1 billion, or 8.4%, including growth of $1.6 billion in consumer loans and $482.8 million in commercial loans and leases. Growth in total average commercial loans included $842.4 million, or 8.6%, in commercial real estate, partially offset by a decline of $431.0 million, or 6.3%, in commercial and industrial loans, due to average PPP loans declining $1.7 billion. The healthy growth since the year-ago quarter is primarily attributable to the Cleveland, Pittsburgh and North Carolina markets, as well as acquired Howard loans. Growth in total average consumer loans was due to an increase in residential mortgage loans of $958.4 million, or 27.9%, direct home equity installment loans of $552.2 million, or 26.4%, and indirect installment loans of $110.4 million, or 9.1%.

Average deposits totaled $33.4 billion, increasing $3.2 billion, or 10.6%, led by growth of $1.7 billion, or 17.5%, in non-interest-bearing deposits and $1.3 billion, or 9.2%, in interest-bearing demand deposits driven by solid organic growth in customer relationships as well as the Howard acquisition. Time deposits declined $332.2 million, or 10.1%, as customer preferences had shifted to more liquid accounts, however, customers' preferences are beginning to shift back to time deposits as interest rates increase.

Non-interest income totaled $242.9 million, decreasing $8.5 million, or 3.4%. Mortgage banking operations income decreased $13.5 million, or 42.9%, as secondary market revenue and mortgage held-

for-sale pipelines declined from elevated levels in 2021 due to the sharp increase in interest rates throughout 2022. Capital markets decreased $2.0 million, or 7.3%, as swap activity decreased from elevated levels, which was offset by increases in international banking, syndications and debt capital markets. Other non-interest income declined $7.8 million, or 37.4%, as SBA premium income declined $4.1 million from elevated levels due to the higher interest rate environment and the prior year also included a $2.2 million recovery on a previously written-off other asset. Service charges increased $12.9 million, or 14.4%, driven by interchange fees, increases in treasury management services and higher customer activity. Wealth management revenues increased $2.5 million, or 5.6%, as trust income and securities commissions and fees increased 6.6% and 3.9%, respectively, through contributions across the geographic footprint and an increase in assets under management.

Non-interest expense totaled $615.3 million, an increase of $63.7 million, or 11.5%, from 2021. Excluding significant items totaling $36.9 million in 2022 and $3.6 million in 2021, operating non-interest expense (non-GAAP) increased $30.3 million, or 5.5%. This increase was attributable to higher salaries and employee benefits expense of $8.4 million, or 2.7%, related to normal merit increases, higher production-related commissions and incentives, and the acquired Howard expense base. Occupancy and equipment increased $8.3 million, or 8.5%, primarily from technology-related investments and the acquired Howard expense base. FDIC insurance increased $1.7 million, or 12.3%, primarily due to loan growth and balance sheet mix shift. Other non-interest expense increased $11.0 million, or 26.4%, primarily due to increases in business development and other operational costs. The efficiency ratio (non-GAAP) equaled 54.7% on a year-to-date basis, compared to 56.9% in the 2021 period.

The provision for credit losses was $35.6 million. Excluding $19.1 million of initial provision for non-PCD loans associated with the Howard acquisition, provision for credit losses was $16.4 million, on an operating basis (non-GAAP), compared to $3.0 million in 2021 driven primarily by the significant loan growth. Net charge-offs totaled $4.3 million, or 0.02% of total average loans, compared to $12.5 million, or 0.07%, in 2021, with both periods well below historical levels.

The effective tax rate was 20.5% for 2022, compared to 19.5% in 2021. The increase was driven by higher state income taxes and increased FDIC insurance deduction disallowance.

Use of Non-GAAP Financial Measures and Key Performance Indicators
To supplement our Consolidated Financial Statements presented in accordance with GAAP, we use certain non-GAAP financial measures, such as operating net income available to common stockholders, operating earnings per diluted common share, return on average tangible equity, return on average tangible common equity, return on average tangible assets, tangible book value per common share, the ratio of tangible equity to tangible assets, the ratio of tangible common equity to tangible assets, provision for credit losses, excluding the initial provision for non-PCD loans associated with the Howard acquisition, pre-provision net revenue to average tangible common equity, efficiency ratio, and net interest margin (FTE) to provide information useful to investors in understanding our operating performance and trends, and to facilitate comparisons with the performance of our peers. Management uses these measures internally to assess and better understand our underlying business performance and trends related to core business activities. The non-GAAP financial measures and key performance indicators we use may differ from the non-GAAP financial measures and key performance indicators other financial institutions use to assess their performance and trends.

These non-GAAP financial measures should be viewed as supplemental in nature, and not as a substitute for, or superior to, our reported results prepared in accordance with GAAP. When non-GAAP financial measures are disclosed, the Securities and Exchange Commission's (SEC) Regulation G requires: (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. Reconciliations of non-GAAP operating measures to the most directly comparable GAAP financial measures are included later in this release under the heading “Reconciliations of Non-GAAP Financial Measures and Key Performance Indicators to GAAP.”

Management believes items such as merger expenses, initial provision for non-PCD loans acquired and branch consolidation costs are not organic to run our operations and facilities. These items are considered significant items impacting earnings as they are deemed to be outside of ordinary banking activities. The merger expenses and branch consolidation costs principally represent expenses to satisfy contractual obligations of the acquired entity or closed branch without any useful ongoing benefit to us. These costs are specific to each individual transaction and may vary significantly based on the size and complexity of the transaction.

To facilitate peer comparisons of net interest margin and efficiency ratio, we use net interest income on a taxable-equivalent basis in calculating net interest margin by increasing the interest income earned on tax-exempt assets (loans and investments) to make it fully equivalent to interest income earned on taxable investments (this adjustment is not permitted under GAAP). Taxable-equivalent amounts for the 2022 and 2021 periods were calculated using a federal statutory income tax rate of 21%.

Cautionary Statement Regarding Forward-Looking Information
This document may contain statements regarding F.N.B. Corporation’s outlook for earnings, revenues, expenses, tax rates, capital and liquidity levels and ratios, asset quality levels, financial position and other matters regarding or affecting our current or future business and operations. These statements can be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve various assumptions, risks and uncertainties which can change over time. Actual results or future events may be different from those anticipated in our forward-looking statements and may not align with historical performance and events. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance upon such statements. Forward-looking statements are typically identified by words such as "believe," "plan," "expect," "anticipate," "intend," "outlook," "estimate," "forecast," "will," "should," "project," "goal," and other similar words and expressions. We do not assume any duty to update forward-looking statements, except as required by federal securities laws.

FNB’s forward-looking statements are subject to the following principal risks and uncertainties:

•Our business, financial results and balance sheet values are affected by business, economic and political circumstances, including, but not limited to: (i) developments with respect to the U.S. and global financial markets; (ii) actions by the Federal Reserve Board, Federal Deposit Insurance Corporation, U.S. Treasury Department, Office of the Comptroller of the Currency and other governmental agencies, especially those that impact money supply, market interest rates or otherwise affect business activities of the financial services industry; (iii) a slowing of the U.S. economy in general and regional and local economies within our market area; (iv) inflation concerns; (v) the impacts of tariffs or other trade policies of the U.S. or its global trading partners; and (vi) the sociopolitical environment in the United States.
•Business and operating results affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through effective use of systems and controls, third-party insurance, derivatives, and capital management techniques, and to meet evolving regulatory capital and liquidity standards.
•Competition can have an impact on customer acquisition, growth and retention, and on credit spreads, deposit gathering and product pricing, which can affect market share, loans, deposits and revenues. Our ability to anticipate, react quickly and continue to respond to technological changes and COVID-19 challenges can also impact our ability to respond to customer needs and meet competitive demands.
•Business and operating results can also be affected by widespread natural and other disasters, pandemics, including the impact of the COVID-19 pandemic crisis and post pandemic return to normalcy, global events, including the Ukraine-Russia conflict, dislocations, including shortages of labor, supply chain disruptions and shipping delays, terrorist activities, system failures, security breaches, significant political events, cyber attacks or international hostilities through impacts on the economy and financial markets generally, or on us or our counterparties specifically.
•Legal, regulatory and accounting developments could have an impact on our ability to operate and grow our businesses, financial condition, results of operations, competitive position, and reputation. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and the ability to attract and retain talent. These developments could include:
◦Policies and priorities of the current U.S. presidential administration, including legislative and regulatory reforms, different approaches to supervisory or enforcement priorities, changes affecting oversight of the financial services industry, regulatory obligations or restrictions, consumer protection, taxes, employee benefits, compensation practices, pension, bankruptcy and other industry aspects, and changes in accounting policies and principles.
◦Changes to regulations or accounting standards governing bank capital requirements, loan loss reserves and liquidity standards.
◦Changes in monetary and fiscal policies, including interest rate policies and strategies of FOMC.
◦Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries. These matters may result in monetary judgments or settlements, enforcement actions or other remedies, including fines, penalties, restitution or alterations in our business practices, and in additional expenses and collateral costs, and may cause reputational harm to FNB.
◦Results of the regulatory examination and supervision process, including our failure to satisfy requirements imposed by the federal bank regulatory agencies or other governmental agencies.
◦Business and operating results are affected by our ability to effectively identify and manage risks inherent in our businesses, including, where appropriate, through effective use of policies, processes systems and controls, third-party insurance, derivatives, and capital and liquidity management techniques.
◦The impact on our financial condition, results of operations, financial disclosures and future business strategies related to the impact on the allowance for credit losses due to changes in forecasted macroeconomic conditions as a result of applying the “current expected credit loss” accounting standard, or CECL.
◦A failure or disruption in or breach of our operational or security systems or infrastructure, or those of third parties, including as a result of cyber-attacks or campaigns.
•The COVID-19 pandemic and the federal, state, and local regulatory and governmental actions implemented in response to COVID-19 have resulted in increased volatility of the financial markets and national and local economic conditions, supply chain challenges, rising inflationary pressures, increased levels of unemployment and business failures, and the potential to have a material impact on, among other things, our business, financial condition, results of operations, liquidity, or on our management, employees, customers and critical vendors and suppliers. In view of the many unknowns associated with the COVID-19 pandemic, our forward-looking statements continue to be subject to various conditions that may be substantially different in the future than what we are currently experiencing or expecting, including, but not limited to, challenging headwinds for the U.S. economy and labor market and the possible change in commercial and consumer customer fundamentals, expectations and sentiments. As a result of the COVID-19 impact, including uncertainty regarding the potential impact of continuing variant mutations of the virus, U.S. government responsive measures to manage it or provide financial relief, the uncertainty regarding its duration and the success of vaccination efforts, it is possible the pandemic may have a material adverse impact on our business, operations and financial performance.

•We grow our business, in part, through acquisitions and new strategic initiatives. Risks and uncertainties include those presented by the nature of the business acquired and strategic initiative, including in some cases those associated with our entry into new businesses or new geographic or other markets and risks resulting from our unfamiliarity with those new areas, as well as risks and various uncertainties related to the acquisition transactions themselves, regulatory issues, and the integration of the acquired businesses into FNB after closing. Such risks attendant to the pending FNB-UB Bancorp merger include, but are not limited to:

◦The possibility that the anticipated benefits of the transaction, including anticipated cost savings and strategic gains, are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy, competitive factors in the areas where FNB and UB Bancorp do business, or as a result of other unexpected factors or events;
◦Completion of the transaction is dependent on the satisfaction of customary closing conditions which cannot be assured, and the timing and completion of the transaction is dependent on various factors that cannot be predicted with precision at this point;
◦The occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement;
◦Although bank regulatory approvals for the transaction have been obtained, completion of the transaction remains subject to bank regulatory oversight, which may cause additional significant expense or delay the consummation of the merger transaction;
◦Potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction;
◦The outcome of any legal proceedings that may be instituted against FNB or UB Bancorp;
◦Subsequent federal legislative and regulatory actions and reforms affecting the financial institutions’ industry may substantially impact the economic benefits of the proposed merger;
◦Unanticipated challenges or delays in the integration of UB Bancorp’s business into FNB’s and the conversion of UB Bancorp’s technology systems and customer data may significantly increase the expense associated with the transaction; and
◦Other factors that may affect future results of FNB and UB Bancorp, including changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer borrowing, repayment, investment and deposit practices; the impact, extent and timing of technological changes; capital management activities; and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms.

The risks identified here are not exclusive or the types of risks FNB may confront and actual results may differ materially from those expressed or implied as a result of these risks and uncertainties, including, but not limited to, the risk factors and other uncertainties described under Item 1A Risk Factors and the Risk Management sections of our 2021 Annual Report on Form 10-K, our subsequent 2022 Quarterly Reports on Form 10-Q (including the risk factors and risk management discussions) and our other 2022 filings with the SEC, which are available on our corporate website at https://www.fnb-online.com/about-us/investor-information/reports-and-filings or the SEC’s website at www.sec.gov. More specifically, our forward-looking statements may be subject to the evolving risks and uncertainties related to the COVID-19 pandemic and its macro-economic impact and the resulting governmental, business and societal responses to it. We have included our web address as an inactive textual reference only. Information on our website is not part of our SEC filings.

ADDITIONAL INFORMATION ABOUT THE MERGER AND WHERE TO FIND IT
This communication is being made in respect of the proposed merger transaction between FNB and UB Bancorp. In connection with the proposed merger, FNB has filed a registration statement on Form S-4 with the SEC to register FNB’s shares that will be issued to UB Bancorp’s stockholders in connection with the merger. The registration statement includes a proxy statement of UB Bancorp and a prospectus of FNB as well as other relevant documents concerning the proposed transaction.

INVESTORS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS REGARDING THE MERGER AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

The proxy statement/prospectus, other relevant materials and any other documents FNB has filed with the SEC may be obtained free of charge at the SEC's website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents FNB has filed with the SEC by contacting James Orie, Chief Legal Officer, F.N.B. Corporation, One North Shore Center, Pittsburgh, PA 15212, telephone: (724) 983-3317. The proxy statement/prospectus may also be obtained free of charge from F.N.B. Corporation at the contact set forth above, or UB Bancorp, 1011 Red Banks Road, Greenville, NC 27858, telephone: (866) 638-0552.

Participants in the Solicitation
FNB and UB Bancorp and certain of their directors and executive officers may have been deemed to be participants in the solicitation of proxies from UB Bancorp’s stockholders in connection with the September 21, 2022 shareholder vote approving the proposed merger. Information regarding FNB’s directors and executive officers is contained in FNB’s Proxy Statement on Schedule 14A, dated March 25, 2022, as amended, and in certain of its Current Reports on Form 8-K, which are filed with the SEC. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the Proxy Statement/Prospectus regarding the proposed merger. Free copies of these documents may be obtained as described in the preceding paragraph.

No Offer or Solicitation
This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Conference Call
F.N.B. Corporation (NYSE: FNB) announced the financial results for the third quarter of 2022 on Tuesday, October 18, 2022. Chairman, President and Chief Executive Officer, Vincent J. Delie, Jr., Chief Financial Officer, Vincent J. Calabrese, Jr., and Chief Credit Officer, Gary L. Guerrieri, plan to host a conference call to discuss the Company’s financial results on Wednesday, October 19, 2022, at 8:30 AM ET.

Participants are encouraged to pre-register for the conference call at https://dpregister.com/sreg/10171677/f49df8c1b5. Callers who pre-register will be provided a conference passcode and unique PIN to bypass the live operator and gain immediate access to the call. Participants may pre-register at any time, including up to and after the call start time.

Dial-in Access: The conference call may be accessed by dialing (844) 802-2440 (for domestic callers) or (412) 317-5133 (for international callers). Participants should ask to be joined into the F.N.B. Corporation call.

Webcast Access: The audio-only call and related presentation materials may be accessed via webcast through the “About Us” tab of the Corporation’s website at www.fnbcorporation.com and clicking on “Investor Relations” then “Investor Conference Calls.” Access to the live webcast will begin approximately 30 minutes prior to the start of the call.

Presentation Materials: Presentation slides be available on the Corporation’s website at www.fnbcorporation.com by accessing the “About Us” tab and clicking on “Investor Relations" then "Investor Conference Calls."

A replay of the call will be available shortly after the completion of the call until midnight ET on Wednesday, October 26, 2022. The replay can be accessed by dialing 877-344-7529 (for domestic callers) or 412-317-0088 (for international callers); the conference replay access code is 9258819. Following the call, a link to a replay of the webcast and the related presentation materials will be posted to the “Investor Relations” section of F.N.B. Corporation’s website at www.fnbcorporation.com.

About F.N.B. Corporation
F.N.B. Corporation (NYSE: FNB), headquartered in Pittsburgh, Pennsylvania, is a diversified financial services company operating in seven states and the District of Columbia. FNB’s market coverage spans several major metropolitan areas including: Pittsburgh, Pennsylvania; Baltimore, Maryland; Cleveland, Ohio; Washington, D.C.; Charlotte, Raleigh, Durham and the Piedmont Triad (Winston-Salem, Greensboro and High Point) in North Carolina; and Charleston, South Carolina. The Company has total assets of nearly $43 billion and approximately 340 banking offices throughout Pennsylvania, Ohio, Maryland, West Virginia, North Carolina, South Carolina, Washington, D.C. and Virginia.

FNB provides a full range of commercial banking, consumer banking and wealth management solutions through its subsidiary network which is led by its largest affiliate, First National Bank of Pennsylvania, founded in 1864. Commercial banking solutions include corporate banking, small business banking, investment real estate financing, government banking, business credit, capital markets and lease financing. The consumer banking segment provides a full line of consumer banking products and services, including deposit products, mortgage lending, consumer lending and a complete suite of mobile and online banking services. FNB's wealth management services include asset management, private banking and insurance.

The common stock of F.N.B. Corporation trades on the New York Stock Exchange under the symbol "FNB" and is included in Standard & Poor's MidCap 400 Index with the Global Industry Classification Standard (GICS) Regional Banks Sub-Industry Index. Customers, shareholders and investors can learn more about this regional financial institution by visiting the F.N.B. Corporation website at www.fnbcorporation.com.

###
Analyst/Institutional Investor Contact:
Lisa Constantine, 412-385-4773
constantinel@fnb-corp.com

Media Contact:
Jennifer Reel, 724-983-4856, 724-699-6389 (cell)
reel@fnb-corp.com

F.N.B. CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)				% Variance
				3Q22	3Q22	For the Nine Months Ended September 30,		%
	3Q22	2Q22	3Q21	2Q22	3Q21	2022	2021	Var.
Interest Income
Loans and leases, including fees	$297,033	$242,026	$226,308	22.7	31.3	$760,382	$671,099	13.3
Securities:
Taxable	30,899	27,150	20,952	13.8	47.5	82,072	64,558	27.1
Tax-exempt	6,584	6,569	7,152	0.2	(7.9)	19,880	21,991	(9.6)
Other	8,198	5,033	1,228	62.9	567.6	14,738	2,310	538.0
Total Interest Income	342,714	280,778	255,640	22.1	34.1	877,072	759,958	15.4
Interest Expense
Deposits	31,135	15,090	10,650	106.3	192.3	53,910	38,060	41.6
Short-term borrowings	6,135	5,760	6,539	6.5	(6.2)	17,697	20,255	(12.6)
Long-term borrowings	8,319	6,238	6,045	33.4	37.6	20,574	18,443	11.6
Total Interest Expense	45,589	27,088	23,234	68.3	96.2	92,181	76,758	20.1
Net Interest Income	297,125	253,690	232,406	17.1	27.8	784,891	683,200	14.9
Provision for credit losses	11,188	6,422	(1,806)	74.2	719.5	35,569	2,979	1,094
Net Interest Income After Provision for Credit Losses	285,937	247,268	234,212	15.6	22.1	749,322	680,221	10.2
Non-Interest Income
Service charges	35,954	34,693	31,716	3.6	13.4	102,162	89,273	14.4
Trust services	9,600	9,713	9,471	(1.2)	1.4	29,662	27,836	6.6
Insurance commissions and fees	5,790	6,352	6,776	(8.8)	(14.6)	19,747	20,188	(2.2)
Securities commissions and fees	5,747	6,052	5,465	(5.0)	5.2	17,490	16,830	3.9
Capital markets income	9,605	8,547	12,541	12.4	(23.4)	25,279	27,265	(7.3)
Mortgage banking operations	5,148	6,120	8,245	(15.9)	(37.6)	17,935	31,400	(42.9)
Dividends on non-marketable equity securities	3,258	2,770	1,857	17.6	75.4	8,178	6,516	25.5
Bank owned life insurance	2,645	4,043	3,279	(34.6)	(19.3)	9,330	10,993	(15.1)
Net securities gains	—	48	65	(100.0)	(100.0)	48	193	(75.1)
Other	4,717	3,816	9,439	23.6	(50.0)	13,109	20,937	(37.4)
Total Non-Interest Income	82,464	82,154	88,854	0.4	(7.2)	242,940	251,431	(3.4)
Non-Interest Expense
Salaries and employee benefits	106,620	103,870	104,899	2.6	1.6	322,679	314,275	2.7
Net occupancy	15,597	15,768	12,913	(1.1)	20.8	49,554	45,372	9.2
Equipment	19,242	18,687	17,664	3.0	8.9	55,934	51,854	7.9
Amortization of intangibles	3,547	3,549	3,022	(0.1)	17.4	10,323	9,096	13.5
Outside services	19,008	17,265	17,839	10.1	6.6	53,306	53,463	(0.3)
Marketing	3,196	4,628	3,760	(30.9)	(15.0)	11,080	10,593	4.6
FDIC insurance	5,221	5,295	4,380	(1.4)	19.2	15,090	13,432	12.3
Bank shares and franchise taxes	3,991	3,905	3,584	2.2	11.4	11,923	10,939	9.0
Merger-related	2,105	2,027	940	3.8	123.9	32,761	940	3,385
Other	16,530	17,780	15,225	(7.0)	8.6	52,607	41,624	26.4
Total Non-Interest Expense	195,057	192,774	184,226	1.2	5.9	615,257	551,588	11.5
Income Before Income Taxes	173,344	136,648	138,840	26.9	24.9	377,005	380,064	(0.8)
Income taxes	35,846	27,506	27,327	30.3	31.2	77,367	73,929	4.7
Net Income	137,498	109,142	111,513	26.0	23.3	299,638	306,135	(2.1)
Preferred stock dividends	2,010	2,010	2,010	—	—	6,030	6,030	—
Net Income Available to Common Stockholders	$135,488	$107,132	$109,503	26.5	23.7	$293,608	$300,105	(2.2)
Earnings per Common Share
Basic	$0.39	$0.30	$0.34	30.0	14.7	$0.84	$0.94	(10.6)
Diluted	0.38	0.30	0.34	26.7	11.8	0.83	0.93	(10.8)
Cash Dividends per Common Share	0.12	0.12	0.12	—	—	0.36	0.36	—

F.N.B. CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in millions)
(Unaudited)				% Variance
				3Q22	3Q22
	3Q22	2Q22	3Q21	2Q22	3Q21
Assets
Cash and due from banks	$458	$438	$402	4.6	13.9
Interest-bearing deposits with banks	1,818	1,591	3,708	14.3	(51.0)
Cash and Cash Equivalents	2,276	2,029	4,110	12.2	(44.6)
Securities available for sale	3,392	3,566	3,208	(4.9)	5.7
Securities held to maturity	3,820	3,740	3,202	2.1	19.3
Loans held for sale	149	164	253	(9.1)	(41.1)
Loans and leases, net of unearned income	28,780	28,044	24,716	2.6	16.4
Allowance for credit losses on loans and leases	(385)	(378)	(349)	1.9	10.3
Net Loans and Leases	28,395	27,666	24,367	2.6	16.5
Premises and equipment, net	421	405	342	4.0	23.1
Goodwill	2,435	2,434	2,262	—	7.6
Core deposit and other intangible assets, net	52	55	45	(5.5)	15.6
Bank owned life insurance	629	627	545	0.3	15.4
Other assets	1,021	995	1,027	2.6	(0.6)
Total Assets	$42,590	$41,681	$39,361	2.2	8.2
Liabilities
Deposits:
Non-interest-bearing demand	$11,752	$11,716	$10,502	0.3	11.9
Interest-bearing demand	15,251	14,739	14,360	3.5	6.2
Savings	3,991	3,982	3,537	0.2	12.8
Certificates and other time deposits	2,899	3,043	3,045	(4.7)	(4.8)
Total Deposits	33,893	33,480	31,444	1.2	7.8
Short-term borrowings	1,395	1,391	1,563	0.3	(10.7)
Long-term borrowings	1,059	712	886	48.7	19.5
Other liabilities	837	662	370	26.4	126.2
Total Liabilities	37,184	36,245	34,263	2.6	8.5
Stockholders' Equity
Preferred stock	107	107	107	—	—
Common stock	4	4	3	—	33.3
Additional paid-in capital	4,565	4,562	4,106	0.1	11.2
Retained earnings	1,275	1,182	1,051	7.9	21.3
Accumulated other comprehensive loss	(378)	(252)	(52)	50.0	626.9
Treasury stock	(167)	(167)	(117)	—	42.7
Total Stockholders' Equity	5,406	5,436	5,098	(0.6)	6.0
Total Liabilities and Stockholders' Equity	$42,590	$41,681	$39,361	2.2	8.2

F.N.B. CORPORATION AND SUBSIDIARIES	3Q22			2Q22			3Q21
(Dollars in thousands)		Interest			Interest			Interest
(Unaudited)	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing deposits with banks	$1,570,094	$8,197	2.07%	$2,738,581	$5,033	0.74%	$3,186,841	$1,228	0.15%
Taxable investment securities (2)	6,245,951	30,662	1.96	6,069,239	26,912	1.77	5,109,559	20,746	1.62
Non-taxable investment securities (1)	999,718	8,523	3.41	1,000,593	8,524	3.41	1,078,906	9,230	3.42
Loans held for sale	158,356	1,778	4.48	209,544	2,065	3.94	257,909	2,381	3.69
Loans and leases (1) (3)	28,431,137	296,470	4.14	27,245,122	240,900	3.54	24,729,254	224,675	3.61
Total Interest Earning Assets (1)	37,405,256	345,630	3.67	37,263,079	283,434	3.05	34,362,469	258,260	2.99
Cash and due from banks	435,258			435,111			389,659
Allowance for credit losses	(381,120)			(374,750)			(362,592)
Premises and equipment	411,306			400,652			343,070
Other assets	4,169,232			4,163,546			3,985,793
Total Assets	$42,039,932			$41,887,638			$38,718,399
Liabilities
Deposits:
Interest-bearing demand	$14,905,755	24,044	0.64	$15,013,195	10,455	0.28	$13,888,928	4,487	0.13
Savings	3,986,090	2,366	0.24	3,957,969	597	0.06	3,509,325	164	0.02
Certificates and other time	2,966,630	4,725	0.63	2,974,360	4,038	0.55	3,111,424	5,999	0.76
Total interest-bearing deposits	21,858,475	31,135	0.57	21,945,524	15,090	0.28	20,509,677	10,650	0.21
Short-term borrowings	1,389,747	6,135	1.75	1,421,706	5,760	1.62	1,549,353	6,539	1.67
Long-term borrowings	851,432	8,319	3.88	712,313	6,238	3.51	886,637	6,045	2.70
Total Interest-Bearing Liabilities	24,099,654	45,589	0.75	24,079,543	27,088	0.45	22,945,667	23,234	0.40
Non-interest-bearing demand deposits	11,779,069			11,761,183			10,338,713
Total Deposits and Borrowings	35,878,723		0.50	35,840,726		0.30	33,284,380		0.28
Other liabilities	654,260			608,999			370,587
Total Liabilities	36,532,983			36,449,725			33,654,967
Stockholders' Equity	5,506,949			5,437,913			5,063,432
Total Liabilities and Stockholders' Equity	$42,039,932			$41,887,638			$38,718,399
Net Interest Earning Assets	$13,305,602			$13,183,536			$11,416,802
Net Interest Income (FTE) (1)		300,041			256,346			235,026
Tax Equivalent Adjustment		(2,916)			(2,656)			(2,620)
Net Interest Income		$297,125			$253,690			$232,406
Net Interest Spread			2.92%			2.60%			2.59%
Net Interest Margin (1)			3.19%			2.76%			2.72%

(1)	The net interest margin and yield on earning assets (all non-GAAP measures) are presented on a fully taxable equivalent (FTE) basis, which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21%.
(2)	The average balances and yields earned on taxable investment securities are based on historical cost.
(3)	Average balances for loans include non-accrual loans. Loans and leases consist of average total loans and leases less average unearned income. The amount of loan fees included in interest income is immaterial.

F.N.B. CORPORATION AND SUBSIDIARIES	Nine Months Ended September 30,
(Dollars in thousands)	2022			2021
(Unaudited)		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing deposits with banks	$2,465,800	$14,737	0.80%	$2,399,683	$2,310	0.13%
Taxable investment securities (2)	6,083,200	81,359	1.78	5,033,410	63,958	1.69
Non-taxable investment securities (1)	1,008,438	25,779	3.41	1,100,120	28,337	3.43
Loans held for sale	208,718	6,234	3.99	206,589	5,739	3.70
Loans and leases (1) (3)	27,313,051	757,133	3.70	25,190,510	667,835	3.54
Total Interest Earning Assets (1)	37,079,207	885,242	3.19	33,930,312	768,179	3.02
Cash and due from banks	427,118			376,276
Allowance for credit losses	(372,163)			(366,849)
Premises and equipment	396,804			337,262
Other assets	4,155,280			4,017,431
Total Assets	$41,686,246			$38,294,432
Liabilities
Deposits:
Interest-bearing demand	$14,946,096	37,915	0.34	$13,683,402	14,927	0.15
Savings	3,940,100	3,106	0.11	3,394,718	510	0.02
Certificates and other time	2,961,870	12,889	0.58	3,294,084	22,623	0.92
Total interest-bearing deposits	21,848,066	53,910	0.33	20,372,204	38,060	0.25
Short-term borrowings	1,440,034	17,697	1.64	1,688,999	20,255	1.60
Long-term borrowings	758,373	20,574	3.63	977,269	18,443	2.52
Total Interest-Bearing Liabilities	24,046,473	92,181	0.51	23,038,472	76,758	0.45
Non-interest-bearing demand deposits	11,600,639			9,874,148
Total Deposits and Borrowings	35,647,112		0.35	32,912,620		0.31
Other liabilities	574,336			374,898
Total Liabilities	36,221,448			33,287,518
Stockholders' Equity	5,464,798			5,006,914
Total Liabilities and Stockholders' Equity	$41,686,246			$38,294,432
Net Interest Earning Assets	$13,032,734			$10,891,840
Net Interest Income (FTE) (1)		793,061			691,421
Tax Equivalent Adjustment		(8,170)			(8,221)
Net Interest Income		$784,891			$683,200
Net Interest Spread			2.68%			2.57%
Net Interest Margin (1)			2.86%			2.72%

(1)	The net interest margin and yield on earning assets (all non-GAAP measures) are presented on a fully taxable equivalent (FTE) basis, which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21%.
(2)	The average balances and yields earned on taxable investment securities are based on historical cost.
(3)	Average balances for loans include non-accrual loans. Loans and leases consist of average total loans and leases less average unearned income. The amount of loan fees included in interest income is immaterial.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)

				For the Nine Months Ended September 30,
	3Q22	2Q22	3Q21	2022	2021
Performance Ratios
Return on average equity	9.91%	8.05%	8.74%	7.33%	8.17%
Return on average tangible equity (1)	18.43	15.24	16.41	13.76	15.54
Return on average tangible common equity (1)	18.84	15.53	16.77	13.99	15.87
Return on average assets	1.30	1.05	1.14	0.96	1.07
Return on average tangible assets (1)	1.41	1.14	1.24	1.05	1.16
Net interest margin (FTE) (2)	3.19	2.76	2.72	2.86	2.72
Yield on earning assets (FTE) (2)	3.67	3.05	2.99	3.19	3.02
Cost of interest-bearing deposits	0.57	0.28	0.21	0.33	0.25
Cost of interest-bearing liabilities	0.75	0.45	0.40	0.51	0.45
Cost of funds	0.50	0.30	0.28	0.35	0.31
Efficiency ratio (1)	49.39	55.18	55.43	54.71	56.95
Effective tax rate	20.68	20.13	19.68	20.52	19.45
Pre-provision net revenue (reported) / average tangible common equity (1)	25.14	20.21	20.53	19.13	19.79
Pre-provision net revenue (operating) / average tangible common equity (1)	25.42	20.49	20.68	20.84	19.97
Capital Ratios
Equity / assets (period end)	12.69	13.04	12.95
Common equity / assets (period end)	12.44	12.79	12.68
Common equity tier 1 (3)	9.8	9.7	9.9
Leverage ratio	8.43	8.22	8.00
Tangible equity / tangible assets (period end) (1)	7.28	7.52	7.53
Tangible common equity / tangible assets (period end) (1)	7.02	7.25	7.24
Common Stock Data
Average diluted common shares outstanding	354,654,479	354,687,069	322,860,927	352,786,125	323,635,655
Period end common shares outstanding	350,756,155	350,725,378	318,921,616
Book value per common share	$15.11	$15.19	$15.65
Tangible book value per common share (1)	8.02	8.10	8.42
Dividend payout ratio (common)	31.43%	39.74%	35.43%	43.55%	38.88%

(1)	See non-GAAP financial measures section of this Press Release for additional information relating to the calculation of this item.
(2)	The net interest margin and yield on earning assets (all non-GAAP measures) are presented on a fully taxable equivalent (FTE) basis, which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21%.
(3)
September 30, 2022 Common Equity Tier 1 ratio is an estimate and reflects the election of a five-year transition to delay the full impact of CECL on regulatory capital for two years, followed by a three-year transition period.

F.N.B. CORPORATION AND SUBSIDIARIES
(Dollars in millions)
(Unaudited)
				% Variance
				3Q22	3Q22
	3Q22	2Q22	3Q21	2Q22	3Q21
Balances at period end
Loans and Leases:
Commercial real estate	$10,841	$10,787	$9,871	0.5	9.8
Commercial and industrial (1)	6,709	6,564	5,960	2.2	12.6
Commercial leases	503	504	489	(0.2)	2.9
Other	127	136	81	(6.6)	56.8
Commercial loans and leases	18,180	17,991	16,401	1.1	10.8
Direct installment	2,797	2,769	2,250	1.0	24.3
Residential mortgages	4,959	4,595	3,588	7.9	38.2
Indirect installment	1,529	1,384	1,230	10.5	24.3
Consumer LOC	1,315	1,305	1,247	0.8	5.5
Consumer loans	10,600	10,053	8,315	5.4	27.5
Total loans and leases	$28,780	$28,044	$24,716	2.6	16.4
Note: Loans held for sale were $149, $164 and $253 at 3Q22, 2Q22, and 3Q21, respectively.
(1) PPP loans were $43.7 million, $85.8 million and $694.3 million at 3Q22, 2Q22 and 3Q21, respectively.
				% Variance
Average balances				3Q22	3Q22	For the Nine Months Ended September 30,		%
Loans and Leases:	3Q22	2Q22	3Q21	2Q22	3Q21	2022	2021	Var.
Commercial real estate	$10,832	$10,621	$9,687	2.0	11.8	$10,681	$9,839	8.6
Commercial and industrial (1)	6,636	6,392	6,289	3.8	5.5	6,367	6,798	(6.3)
Commercial leases	496	469	475	5.7	4.4	482	476	1.4
Other	131	150	66	(12.7)	98.3	132	67	97.7
Commercial loans and leases	18,095	17,632	16,517	2.6	9.6	17,663	17,180	2.8
Direct installment	2,791	2,653	2,190	5.2	27.5	2,642	2,090	26.4
Residential mortgages	4,771	4,368	3,539	9.2	34.8	4,388	3,430	27.9
Indirect installment	1,463	1,299	1,229	12.6	19.1	1,327	1,216	9.1
Consumer LOC	1,311	1,292	1,254	1.4	4.5	1,293	1,275	1.5
Consumer loans	10,336	9,613	8,212	7.5	25.9	9,650	8,011	20.5
Total loans and leases	$28,431	$27,245	$24,729	4.4	15.0	$27,313	$25,191	8.4
(1) PPP average loans were $64.2 million, $126.4 million and $1.1 billion at 3Q22, 2Q22 and 3Q21, respectively, and $146.9 million and $1.8 billion for the nine months ended September 30, 2022 and 2021, respectively.

F.N.B. CORPORATION AND SUBSIDIARIES
(Dollars in millions)				% Variance
(Unaudited)				3Q22	3Q22
Asset Quality Data	3Q22	2Q22	3Q21	2Q22	3Q21
Non-Performing Assets
Non-performing loans	$88	$92	$110	(4.3)	(20.0)
Other real estate owned (OREO)	6	10	8	(40.0)	(25.0)
Non-performing assets	$94	$102	$118	(7.8)	(20.3)
Non-performing loans / total loans and leases	0.30%	0.33%	0.45%
Non-performing assets + 90 days past due / total loans and leases + OREO	0.36	0.39	0.51
Delinquency
Loans 30-89 days past due	$73	$63	$59	15.9	23.7
Loans 90+ days past due	9	8	8	12.5	12.5
Non-accrual loans	88	92	110	(4.3)	(20.0)
Past due and non-accrual loans	$170	$163	$177	4.3	(4.0)
Past due and non-accrual loans / total loans and leases	0.59%	0.58%	0.72%

F.N.B. CORPORATION AND SUBSIDIARIES
(Dollars in millions)				% Variance
(Unaudited)				3Q22	3Q22	For the Nine Months Ended September 30,		%
Allowance on Loans and Leases and Allowance for Unfunded Loan Commitments Rollforward	3Q22	2Q22	3Q21	2Q22	3Q21	2022	2021	Var.
Allowance for Credit Losses on Loans and Leases
Balance at beginning of period	$378.0	$370.6	$356.5	2.0	6.0	$344.3	$363.1	(5.2)
Provision for credit losses	10.1	7.0	(5.7)	44.1	277.6	35.3	(1.3)	2,796.3
Net loan (charge-offs)/recoveries	(2.8)	0.4	(1.6)	838.1	76.7	(4.3)	(12.5)	(65.6)
Allowance for purchased credit deteriorated (PCD) loans and leases at acquisition	—	—	—			10.0	—
Allowance for credit losses on loans and leases	$385.3	$378.0	$349.3	1.9	10.3	$385.3	$349.3	10.3
Allowance for Unfunded Loan Commitments
Allowance for unfunded loan commitments balance at beginning of period	$18.2	$18.8	$14.1	(3.1)	29.2	$19.2	$13.7	40.1
Provision (reduction in allowance) for unfunded loan commitments / other adjustments	1.1	(0.6)	3.8	294.3	(70.8)	0.2	4.3	(95.2)
Allowance for unfunded loan commitments	$19.4	$18.2	$18.0	6.2	7.8	$19.4	$18.0	7.9
Total allowance for credit losses on loans and leases and allowance for unfunded loan commitments	$404.7	$396.3	$367.2	2.1	10.2	$404.7	$367.2	10.2
Allowance for credit losses on loans and leases / total loans and leases	1.34%	1.35%	1.41%
Allowance for credit losses on loans and leases / total non-performing loans	439.9	408.9	317.0
Net loan charge-offs (annualized) / total average loans and leases	0.04	(0.01)	0.03			0.02%	0.07%

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES AND KEY PERFORMANCE INDICATORS TO GAAP
We believe the following non-GAAP financial measures provide information useful to investors in understanding our operating performance and trends, and facilitate comparisons with the performance of our peers. The non-GAAP financial measures we use may differ from the non-GAAP financial measures other financial institutions use to measure their results of operations. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with U.S. GAAP. The following tables summarize the non-GAAP financial measures included in this press release and derived from amounts reported in our financial statements.
				% Variance
				3Q22	3Q22	For the Nine Months Ended September 30,		%
	3Q22	2Q22	3Q21	2Q22	3Q21	2022	2021	Var.
Operating net income available to common stockholders:
(Dollars in thousands)
Net income available to common stockholders	$135,488	$107,132	$109,503			$293,608	$300,105
Merger-related expense	2,105	2,027	940			32,761	940
Tax benefit of merger-related expense	(442)	(426)	(197)			(6,880)	(197)
Provision expense related to acquisition	—	—	—			19,127	—
Tax benefit of provision expense related to acquisition	—	—	—			(4,017)	—
Branch consolidation costs	—	—	—			4,178	2,644
Tax benefit of branch consolidation costs	—	—	—			(877)	(555)
Operating net income available to common stockholders (non-GAAP)	$137,151	$108,733	$110,246	26.1	24.4	$337,900	$302,937	11.5

Operating earnings per diluted common share:
Earnings per diluted common share	$0.38	$0.30	$0.34			$0.83	$0.93
Merger-related expense	0.01	0.01	—			0.09	—
Tax benefit of merger-related expense	—	—	—			(0.02)	—
Provision expense related to acquisition	—	—	—			0.05	—
Tax benefit of provision expense related to acquisition	—	—	—			(0.01)	—
Branch consolidation costs	—	—	—			0.01	0.01
Tax benefit of branch consolidation costs	—	—	—			—	—
Operating earnings per diluted common share (non-GAAP)	$0.39	$0.31	$0.34	25.8	14.7	$0.96	$0.94	2.1

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
				For the Nine Months Ended September 30,
	3Q22	2Q22	3Q21	2022	2021
Return on average tangible equity:
(Dollars in thousands)
Net income (annualized)	$545,507	$437,767	$442,414	$400,615	$409,302
Amortization of intangibles, net of tax (annualized)	11,119	11,247	9,471	10,903	9,607
Tangible net income (annualized) (non-GAAP)	$556,626	$449,014	$451,885	$411,518	$418,909

Average total stockholders' equity	$5,506,949	$5,437,913	$5,063,432	$5,464,798	$5,006,914
Less: Average intangible assets (1)	(2,487,434)	(2,490,899)	(2,308,922)	(2,474,401)	(2,311,940)
Average tangible stockholders' equity (non-GAAP)	$3,019,515	$2,947,014	$2,754,510	$2,990,397	$2,694,974

Return on average tangible equity (non-GAAP)	18.43%	15.24%	16.41%	13.76%	15.54%
Return on average tangible common equity:
(Dollars in thousands)
Net income available to common stockholders (annualized)	$537,532	$429,704	$434,443	$392,552	$401,239
Amortization of intangibles, net of tax (annualized)	11,119	11,247	9,471	10,903	9,607
Tangible net income available to common stockholders (annualized) (non-GAAP)	$548,651	$440,951	$443,914	$403,455	$410,846

Average total stockholders' equity	$5,506,949	$5,437,913	$5,063,432	$5,464,798	$5,006,914
Less: Average preferred stockholders' equity	(106,882)	(106,882)	(106,882)	(106,882)	(106,882)
Less: Average intangible assets (1)	(2,487,434)	(2,490,899)	(2,308,922)	(2,474,401)	(2,311,940)
Average tangible common equity (non-GAAP)	$2,912,633	$2,840,132	$2,647,628	$2,883,515	$2,588,092

Return on average tangible common equity (non-GAAP)	18.84%	15.53%	16.77%	13.99%	15.87%
Return on average tangible assets:
(Dollars in thousands)
Net income (annualized)	$545,507	$437,767	$442,414	$400,615	$409,302
Amortization of intangibles, net of tax (annualized)	11,119	11,247	9,471	10,903	9,607
Tangible net income (annualized) (non-GAAP)	$556,626	$449,014	$451,885	$411,518	$418,909

Average total assets	$42,039,932	$41,887,638	$38,718,399	$41,686,246	$38,294,432
Less: Average intangible assets (1)	(2,487,434)	(2,490,899)	(2,308,922)	(2,474,401)	(2,311,940)
Average tangible assets (non-GAAP)	$39,552,498	$39,396,739	$36,409,477	$39,211,845	$35,982,492

Return on average tangible assets (non-GAAP)	1.41%	1.14%	1.24%	1.05%	1.16%
(1) Excludes loan servicing rights.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)

	3Q22	2Q22	3Q21
Tangible book value per common share:
(Dollars in thousands, except per share data)
Total stockholders' equity	$5,406,485	$5,436,067	$5,098,407
Less: Preferred stockholders' equity	(106,882)	(106,882)	(106,882)
Less: Intangible assets (1)	(2,486,183)	(2,489,244)	(2,307,432)
Tangible common equity (non-GAAP)	$2,813,420	$2,839,941	$2,684,093

Common shares outstanding	350,756,155	350,725,378	318,921,616

Tangible book value per common share (non-GAAP)	$8.02	$8.10	$8.42
Tangible equity / tangible assets (period end):
(Dollars in thousands)
Total stockholders' equity	$5,406,485	$5,436,067	$5,098,407
Less: Intangible assets (1)	(2,486,183)	(2,489,244)	(2,307,432)
Tangible equity (non-GAAP)	$2,920,302	$2,946,823	$2,790,975

Total assets	$42,590,050	$41,680,903	$39,361,110
Less: Intangible assets (1)	(2,486,183)	(2,489,244)	(2,307,432)
Tangible assets (non-GAAP)	$40,103,867	$39,191,659	$37,053,678

Tangible equity / tangible assets (period end) (non-GAAP)	7.28%	7.52%	7.53%
Tangible common equity / tangible assets (period end):
(Dollars in thousands)
Total stockholders' equity	$5,406,485	$5,436,067	$5,098,407
Less: Preferred stockholders' equity	(106,882)	(106,882)	(106,882)
Less: Intangible assets (1)	(2,486,183)	(2,489,244)	(2,307,432)
Tangible common equity (non-GAAP)	$2,813,420	$2,839,941	$2,684,093

Total assets	$42,590,050	$41,680,903	$39,361,110
Less: Intangible assets (1)	(2,486,183)	(2,489,244)	(2,307,432)
Tangible assets (non-GAAP)	$40,103,867	$39,191,659	$37,053,678

Tangible common equity / tangible assets (period end) (non-GAAP)	7.02%	7.25%	7.24%
(1) Excludes loan servicing rights.

Nine Months Ended September 30,
2022
Provision for credit losses, excluding the initial provision for non-PCD loans associated with the Howard acquisition
(Dollars in thousands)
Provision for credit losses	$35,569
Less: Initial provision for non-PCD loans associated with the Howard acquisition	(19,127)
Provision for credit losses, excluding the initial provision for non-PCD loans associated with the Howard acquisition (non-GAAP)	$16,442

				For the Nine Months Ended September 30,
	3Q22	2Q22	3Q21	2022	2021
KEY PERFORMANCE INDICATORS
Pre-provision net revenue / average tangible common equity:
(Dollars in thousands)
Net interest income	$297,125	$253,690	$232,406	$784,891	$683,200
Non-interest income	82,464	82,154	88,854	242,940	251,431
Less: Non-interest expense	(195,057)	(192,774)	(184,226)	(615,257)	(551,588)
Pre-provision net revenue (as reported)	$184,532	$143,070	$137,034	$412,574	$383,043
Pre-provision net revenue (as reported) (annualized)	$732,112	$573,852	$543,669	$551,610	$512,127
Adjustments:
Add: Merger-related expense (non-interest expense)	2,105	2,027	940	32,761	940
Add: Branch consolidation costs (non-interest expense)	—	—	—	4,178	2,644
Pre-provision net revenue (operating) (non-GAAP)	$186,637	$145,097	$137,974	$449,513	$386,627
Pre-provision net revenue (operating) (annualized) (non-GAAP)	$740,464	$581,982	$547,399	$600,997	$516,919
Average total shareholders’ equity	$5,506,949	$5,437,913	$5,063,432	$5,464,798	$5,006,914
Less: Average preferred shareholders’ equity	(106,882)	(106,882)	(106,882)	(106,882)	(106,882)
Less: Average intangible assets (1)	(2,487,434)	(2,490,899)	(2,308,922)	(2,474,401)	(2,311,940)
Average tangible common equity (non-GAAP)	$2,912,633	$2,840,132	$2,647,628	$2,883,515	$2,588,092
Pre-provision net revenue (reported) / average tangible common equity (non-GAAP)	25.14%	20.21%	20.53%	19.13%	19.79%
Pre-provision net revenue (operating) / average tangible common equity (non-GAAP)	25.42%	20.49%	20.68%	20.84%	19.97%

Efficiency ratio (FTE):
(Dollars in thousands)
Total non-interest expense	$195,057	$192,774	$184,226	$615,257	$551,588
Less: Amortization of intangibles	(3,547)	(3,549)	(3,022)	(10,323)	(9,096)
Less: OREO expense	(485)	(433)	(781)	(1,233)	(2,066)
Less: Merger-related expense	(2,105)	(2,027)	(940)	(32,761)	(940)
Less: Branch consolidation costs	—	—	—	(4,178)	(2,644)
Adjusted non-interest expense	$188,920	$186,765	$179,483	$566,762	$536,842

Net interest income	$297,125	$253,690	$232,406	$784,891	$683,200
Taxable equivalent adjustment	2,916	2,656	2,620	8,170	8,221
Non-interest income	82,464	82,154	88,854	242,940	251,431
Less: Net securities gains	—	(48)	(65)	(48)	(193)
Adjusted net interest income (FTE) + non-interest income	$382,505	$338,452	$323,815	$1,035,953	$942,659

Efficiency ratio (FTE) (non-GAAP)	49.39%	55.18%	55.43%	54.71%	56.95%
(1) Excludes loan servicing rights.